UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): September 7, 2005

                                   IPEX, Inc.
             (Exact name of registrant as specified in its charter)

          Nevada                  000-50774                 41-2052984
(State or Other Jurisdiction   (Commission File          (I.R.S. Employer
     of Incorporation)             Number)             Identification Number)

                              9255 Towne Centre Drive, Suite 235, San Diego, CA
                                92121 (Address of principal executive offices) (zip code)

                                 (858) 720-8000
              (Registrant's telephone number, including area code)

                                   Copies to:

                              Thomas A. Rose, Esq.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                            New York, New York 10018
                              Phone: (212) 930-9700
                               Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

         See Item 5.02 below.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

      On September 7, 2005, Edward Sullivan resigned as a member of the Board of Directors of IPEX, Inc. (the "Company") after a request of the Company for him to do so in order to reconstitute the Board with independent Board members. Mr. Sullivan was Chairman of the Company's Code of Ethics Committee and a member of the Company's Stock Option Plan Committee at the time of his resignation.

      In connection with his resignation, the Company and Mr. Sullivan entered into a settlement agreement and general release, whereby the Company paid Mr. Sullivan $119,000 for monies that were allegedly owed him, including $1,000 of attorneys' fees and $3,000 for Board compensation, and the parties mutually released each other from all past, current and future claims against each other. Mr. Sullivan also agreed to certain confidentiality, non-disclosure and non-compete provisions of the agreement. In addition, the Company entered into an indemnification agreement with Mr. Sullivan in connection with his resignation. The indemnification agreement requires the Company to indemnify Mr. Sullivan to the extent not covered by the Company's directors' and officers' liability insurance (including by reason of the fact that any proceeding involves facts that occurred prior to the policy period which began April 8,
2005) for any expenses, judgment, fines, and/or penalties sustained by reason of the fact that Mr. Sullivan was a director, officer, employee and/or consultant of the Company. The indemnification agreement expressly provides that the Company will not indemnify Mr. Sullivan in connection with any proceeding for acts or omissions that involve intentional misconduct, fraud or a knowing violation of the law. In addition, the scope of the indemnification agreement is expressly limited to the extent of indemnification permitted by applicable corporate law and the Company's Articles of Incorporation.

      On September 9, 2005, the Company provided Mr. Sullivan with a draft of the disclosures it is making in response to this Item 5.02 and Mr. Sullivan responded with a letter addressed to the Company dated September 12, 2005 (the "September 12 Letter") indicating that he did not agree with the draft. A copy of the September 12 Letter is filed herewith as Exhibit 17.1. Mr. Sullivan's September 12 Letter includes a number of allegations that the Company believes are not true, as further described below.

      The September 12 Letter states that the dispute over monies owed to him is "a minor issue compared with the (4%) 875,028 shares of stock that was fraudulently not assigned" to him by the Company's former Chief Executive Officer, Wolfgang Grabher. The Company is not aware of any executed agreement between the parties obligating Mr. Grabher to deliver shares of stock allegedly owed to Mr. Sullivan. As per the settlement agreement with Mr. Sullivan, which is attached hereto as Exhibit 10.1, the only disagreement with the Company expressed by Mr. Sullivan relates to monies allegedly owed him.

      Mr. Sullivan states in the September 12 Letter that the reasons for his resignation are due to the threats, intimidation, and subterfuge received after contracting independent counsel to investigate allegations of securities fraud, perjury, and forgery. As disclosed in the Company's current reports on Form 8-K dated March 28, 2005 and June 21, 2005, and in the Company's quarterly reports on Form 10-QSB for the quarters ended March 31, 2005 and June 30, 2005, and, as Mr. Sullivan has been informed, the Company's Audit Committee investigated a loan extended to a former principal of the Company and the Audit Committee is continuing to investigate and address other potential issues presented by former counsel. In addition, the Company's Board of Directors retained independent legal counsel to help investigate the loan and other issues. The Company is not aware of any threats, intimidation or subterfuge directed toward Mr. Sullivan. In fact, Mr. Sullivan's resignation letter to the Company, which is filed hereto as Exhibit 10.3, states, in its entirety, "I hereby resign as a member of the IPEX, Inc., Board of Directors effective Wednesday September 7, 2005." Nowhere does the letter indicate any reason for his resignation, nor does it suggest any malfeasance by the Company or any person associated with the Company. Prior to receipt of the September 12 Letter, to the Company's knowledge, the only reason for Mr. Sullivan's resignation was the Company's request for him to resign in order to reconstitute the Board with independent Board members, as there was concern by the Company regarding Mr. Sullivan, who despite being the Chairman of the Audit Committee, took $10,000 from the Company, asserted claims against the Company for approximately $240,000 in cash, and claims for 875,028 shares of the Company's common stock from Wolfgang Grahber, the Company's former Chief Executive Officer.

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

      Mr. Sullivan states in the September 12 Letter that he is a "whistleblower" and was a "dissident Board member." The Company does not believe Mr. Sullivan has ever acted as a whistleblower and, to the knowledge of the Company, Mr. Sullivan has never been identified as such. In addition, the Company is not aware that Mr. Sullivan was ever a dissident member of the Board of Directors, and is not aware of any vote by the Board of Directors from which Mr. Sullivan dissented.

      Mr. Sullivan alleges that he received e-mails and phone calls from Mr. Grabher and that Mr. Grabher and another investor of the Company requested that he leave the Board because he reported Sarbanes-Oxley violation letters to independent counsel. While the Company has no knowledge of any such alleged correspondence, neither of these persons is empowered to cause Mr. Sullivan's resignation. In addition, the potential Sarbanes-Oxley violations relating to an officer loan were not initially reported by Mr. Sullivan.

      Mr. Sullivan alleges that Marc Ross, a partner of the firm Sichenzia Ross Friedman Ference LLP ("SRFF"), outside counsel to the Company, attempted to create subterfuge in the independent counsel investigation into potential Sarbanes-Oxley violations, which the Company denies. Mr. Sullivan further implies a conflict of interest between Mr. Ross and the Company by alleging that Mr. Ross serves as a personal attorney to Mr. Grabher in recent settlement discussions. Neither Mr. Ross nor the firm SRFF has ever acted as personal counsel to Mr. Grabher. Mr. Sullivan also alleges that SRFF has a conflict of interest as a shareholder of the Company and that SRFF advised the Company to cease an independent counsel investigation. The Company is not aware of any conflict of interest in SRFF's representation of the Company. In addition, the Company has never heard of and does not believe that SRFF or anyone associated with SRFF gave advice to cease an independent counsel investigation. The Company is aware that the independent counsel conducted an investigation and reported back to the Company with certain findings.

      Mr. Sullivan alleges that, in connection with recent negotiations of the Company's settlement agreement with him, Mr. Ross demanded that Mr. Sullivan's legal fees be increased as further retribution to him. Neither the Company, nor its counsel, requested any such increase in Mr. Sullivan's legal fees. The Company requested a copy of Mr. Sullivan's invoice for his legal fees to ensure that he did not receive monies from the Company for fees in excess of the amount he was actually charged, but no such invoice was ever provided.

      Mr. Sullivan notes that other current reports on Form 8-K were filed for resigning Board members without stating the reason for their departure and without letters from such Board members regarding their departure. The Forms 8-K referred to by Mr. Sullivan were filed by the Company and did not include reasons for resignations because such Board members did not express a reason to the Company for their resignation and also did not express any disagreement with the Company.

      In the closing paragraphs to the September 12 Letter, Mr. Sullivan alleges that SRFF is attempting to report his departure as a dispute over monies, while "the truth is [his] reluctance to serve on a Board that has not resolved outstanding Sarbanes Oxley violations and the appearance of securities, fraud, perjury, and forgery." The Company believes this statement is inaccurate in a few respects. Contrary to Mr. Sullivan's allegation, he has resisted the Company's request of him to resign. As reflected in the settlement agreement with Mr. Sullivan, the only disagreement with the Company expressed by Mr. Sullivan relates to monies allegedly owed him. As reported in the Company's quarterly report on Form 10-QSB for the quarter ended June 30, 2005, the Company's Audit Committee is continuing to actively research, investigate and address other allegations presented by former counsel to the Company, which the Company hopes to conclude soon.

      In his final paragraph, Mr. Sullivan demands that "unless the Company can post his resignation" the same as the other directors, then the Company file his letter. As the Company considers the facts surrounding his resignation differently than the facts surrounding the other directors, to wit, he asserted claims for monies and shares against the Company, it will not file the same 8K. Also, as Mr. Sullivan, unlike the other directors, submitted a written correspondence to the Company allegedly concerning the circumstances surrounding his resignation, the Company has filed same attached hereto.

         On September 27, 2005, the Company provided Mr. Sullivan with a copy of the disclosures it is making in response to this Item 5.02 as filed with the SEC, and provided Mr. Sullivan with the opportunity to furnish the Company a letter stating whether he agrees with the statements made in this Form 8-K. The Company undertakes to file any such letter by an amendment to this Form 8-K within two business days after receipt by the Company.

      Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number   Description
--------------   ---------------------------------------------------------------

10.1 Supplemental Settlement Agreement and General Release dated September 1, 2005 between IPEX, Inc. and Edward Sullivan

10.2              Indemnification Agreement with Edward Sullivan

10.3              Resignation letter of Edward Sullivan

17.1 Letter on departure of director dated September 12, 2005 from Edward Sullivan

                                   SIGNATURES

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  IPEX, Inc.

Dated: September 27, 2005                         By: /s/ Gerald Beckwith
                                                  ------------------------------
                                                  Name:  Gerald Beckwith
                                                  Title: Chief Executive Officer


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